[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.35

2016 SUPPLEMENTAL FUNDING SUPPORT LOAN AGREEMENT

This 2016 Supplemental Funding Support Loan Agreement (the “Agreement”) is entered into and made effective as of December 16, 2016 (the “Effective Date”), by and between, on the one hand, Portola Pharmaceuticals, Inc., a Delaware corporation, having an address of 270 East Grand Avenue, Suite 22, South San Francisco, CA 94080 (“Portola”), and on the other hand, Bristol-Myers Squibb Company, a Delaware corporation, having an address of 345 Park Avenue, New York, NY 10154 (“BMS”), and Pfizer Inc., a Delaware corporation, having an address of 235 East 42nd Street, New York, NY 10017 (“Pfizer”).  Each of Portola, BMS and Pfizer are referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

Whereas, BMS and Pfizer are developing and commercializing Apixaban, a Factor Xa inhibitor pursuant to that certain Amended and Restated Co-Development and Co-Promotion Agreement (Apixaban), dated as of December 2, 2010, as amended (the “BMS/Pfizer License Agreement”);

Whereas, Portola is developing a proprietary compound, Andexanet Alfa, as a Factor Xa inhibitor antidote, as it relates to clinical situations (including serious bleeding) that require urgent reversal of the anticoagulant effects of Factor Xa inhibitors, including Apixaban;

Whereas, Portola, BMS and Pfizer are collaborating on the development of Andexanet Alfa as an antidote to Apixaban pursuant to that certain Clinical Collaboration Agreement, dated January 10, 2014, as amended (the “2014 CCA”), and Portola has also granted BMS and Pfizer the exclusive license to develop, register, import and commercialize Andexanet Alfa in Japan under that certain Collaboration and License Agreement, dated February 1, 2016 (the “Japan License”); and

Whereas, Portola desires to obtain from BMS and Pfizer, and BMS and Pfizer desire to provide Portola with, additional funding in the form of a loan to support the further development of Andexanet Alfa, on the terms and conditions set forth herein.

Now, Therefore, in consideration of the foregoing premises and the mutual covenants herein contained, the receipt and sufficiency which are hereby acknowledged, the Parties hereby agree as follows.

Article 1
DEFINITIONS

Unless the context otherwise requires, the terms in this Agreement with initial letters capitalized, shall have the meanings set forth below.

1.1 “Additional Obligations” has the meaning set forth in Section 3.2.

1.2 “Affected Party” has the meaning set forth in Section 4.3.

1.3 “Affiliate” means, with respect to a Party, any Person that controls, is controlled by, or is under common control with that Party.  For the purpose of this definition, “control” means, (a) direct or indirect, ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interest, in the case of any other type of legal entity, or (b) any other arrangement whereby the entity or person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity.

1.4 “Agreement” has the meaning set forth in the preamble.

1.5 “Andexanet Alfa” means the Factor Xa inhibitor antidote being developed by Portola.  Andexanet Alfa is the proposed International Nonproprietary Name for such compound.

1.6 “Apixaban” means the Factor Xa inhibitor being developed and commercialized by BMS and Pfizer.

1.7 “Applicable Laws” means the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits of or from any court, arbitrator, Regulatory Authority or governmental agency or authority having jurisdiction over or related to the subject item.

1.8 “BLA” mean a Biologics License Application, for which Regulatory Approval by the FDA is required to market Andexanet Alfa as an antidote to Apixaban in the U.S.

1.9 “BMS” has the meaning set forth in the preamble.

1.10 “BMS/Pfizer License Agreement” has the meaning set forth in the Recitals.

1.11 “Board of Directors” means the board of directors of Portola.

1.12 “Borrowing Date” has the meaning set forth in Section 2.4.

1.13 “Changing Party” has the meaning set forth in Section 4.3.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

1.14 “Complete Response Letter” or “CRL” means the BLA Complete Response Letter addressed by the FDA to Portola regarding Andexanet Alfa dated August 17, 2016.

1.15 “Confidential Information” has the meaning set forth in Section 5.1.

1.16 “E-Room Individuals” has the meaning set forth in Section 3.2(a).

1.17 “Effective Date” has the meaning set forth in the preamble.

1.18 “EMA” means the European Medicines Agency or any successor entity thereto.

1.19 “EU” means the European Union.

1.20 “Excess Tax” has the meaning set forth in Section 4.3.

1.21 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.22 “Expanded Access,” sometimes called “compassionate use,” means use of an investigational drug outside of a clinical trial to treat a patient with a serious or immediately life-threatening disease or condition who has no comparable or satisfactory alternative treatment options.

1.23 “Export Control Laws” means all applicable U.S. laws and regulations relating to (a) sanctions and embargoes imposed by the Office of Foreign Assets Control of the U.S. Department of Treasury or (b) the export or re-export of commodities, technologies, or services, including the Export Administration Act of 1979, 24 U.S.C. §§ 2401-2420, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706, the Trading with the Enemy Act, 50 U.S.C. §§ 1 et. seq., the Arms Export Control Act, 22 U.S.C. §§ 2778 and 2779, and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986 (as amended).

1.24 “Failure” has the meaning set forth in Section 3.3(b).

1.25 “FCPA” means the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. Section 78dd-1, et. seq.), as amended.

1.26 “FDA” means the United States Food and Drug Administration or any successor entity thereto.

1.27 “FDA Communication Plan” has the meaning set forth in Section 3.2(a).

1.28 “Japan License” has the meaning set forth in the Recitals.

1.29 “Loan” has the meaning set forth in Section 2.1.

1.30 “Loan Amount” has the meaning set forth in Section 2.1.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

1.31 “Net Sales” means the gross amounts billed for sales of Andexanet Alfa by Portola, its Affiliates, licensees and sublicensees to unrelated Third Parties, less the following deductions to the extent included in the gross sales price and actually allowed and taken with respect to such sales:

(a) normal and customary trade and quantity cash discounts actually allowed and properly taken directly with respect to sales of Andexanet Alfa;

(b) credits or allowances given or made for rejection or return of previously sold Andexanet Alfa or for retroactive price reductions and billing errors;

(c) rebates and chargeback payments granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), national, state/provincial, local, and other governments, their agencies and purchasers and reimbursers, or to trade customers;

(d) costs of freight, insurance, and other usual and customary charges for the delivery of Andexanet Alfa; and

(e) taxes, duties or other governmental charges (including any tax such as a value added or similar tax, other than any taxes based on income) levied on the sale of Andexanet Alfa.

Such amounts shall be determined in accordance with U.S. generally accepted accounting principles, consistently applied, and in no event will any particular amount identified above be deducted more than once in calculating Net Sales.

Notwithstanding the foregoing, Net Sales shall not include amounts (whether actually existing or deemed to exist for purposes of calculation) for Andexanet Alfa distributed at or below cost for use in clinical trials or for promotional purposes.  Sales of Andexanet Alfa among Portola, its Affiliates, licensees and sublicensees for resale shall be excluded from the computation of Net Sales, but the subsequent resale of such Product to unrelated Third Parties shall be included within the computation of Net Sales.

1.32 “Operating Plan and Budget” has the meaning set forth in Section 2.2(a).

1.33 “Party” has the meaning set forth in the preamble.

1.34 “Permitted Security Interest” has the meaning set forth in Section 4.1(b).

1.35 “Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

1.36 “Pfizer” has the meaning set forth in the preamble.

1.37 “Portola” has the meaning set forth in the preamble.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

1.38 “Portola Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), of equity interests representing fifty percent (50%) or more of the aggregate ordinary voting power represented by the issued and outstanding equity interests of Portola; (b) occupation of a majority of the seats (other than vacant seats) on the Board of Directors by Persons who were neither (i) nominated by the Board of Directors nor (ii) appointed by directors so nominated, or (c) Portola consolidates with, merges into, or sells, transfers, leases or otherwise disposes of all or substantially all of its assets to another Person in a transaction or series of transactions, in each case in this sub clause (c), without the prior written consent of each of BMS and Pfizer; provided, that, a Portola Change of Control shall not include any reincorporation, merger or consolidation effected exclusively for the purpose of changing the domicile of Portola to another jurisdiction.

1.39 “Promissory Note” has the meaning set forth in Section 4.1(b).

1.40 “Regulatory Approval” means, with respect to a pharmaceutical product, all approvals, registrations, licenses or authorizations from the relevant Regulatory Authority in a country or jurisdiction that are necessary for the initial commercial sale of such pharmaceutical product in such country or jurisdiction.  For the avoidance of doubt, (a) a “Complete Response Letter” or a notice of approvability or an approvable letter from such a Regulatory Authority shall not be deemed a Regulatory Approval; (b) approval for the commercial sale of a pharmaceutical product under an accelerated regulatory pathway, such as accelerated approval by the FDA or approval under exceptional circumstances by the EMA, shall be deemed a Regulatory Approval; and (c) approval for Expanded Access shall not be deemed a Regulatory Approval.

1.41 “Regulatory Authority” means any applicable government regulatory agency or authority responsible for granting approval, registration, license or authorization for pharmaceutical products for marketing or sale, including the FDA, EMA and any corresponding national or regional regulatory authorities.

1.42 “Repayment Amount” has the meaning set forth in Section 4.1(a).

1.43 “SEC” means the United States Securities and Exchange Commission.

1.44 “Tax Event” has the meaning set forth in Section 4.3.

1.45 “Third Party” means any Person other than a Party or an Affiliate of a Party; provided, that, Portola’s licensees and sublicensees shall be deemed to be Third Parties.

1.46 “United States” or “U.S.” means the United States of America, including its territories and possessions.

1.47 “2014 CCA” has the meaning set forth in the Recitals.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

1.48 Interpretation. In this Agreement, unless otherwise specified or unless the context otherwise requires:

(a) “includes” and “including” shall mean respectively includes and including without limitation; “or” is used in the inclusive sense (i.e., “and/or”); “will” shall mean “shall”; references to “dollars” or “$” shall mean U.S. dollars; “annual” refers to a calendar year; “quarterly” refers to a calendar quarter;

(b) words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(c) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear;

(d) any reference to any laws or regulations refers to such laws or regulations as from time to time enacted, repealed or amended;

(e) the Exhibits and other attachments form part of the operative provision of this Agreement and references to this Agreement shall include references to the Exhibits and attachments.

Article 2
LOAN

2.1 Payment to Portola.  Subject to Section 2.4 hereof, within thirty (30) days following the Effective Date, each of BMS and Pfizer shall pay to Portola twenty-five million dollars (US $25,000,000) (the “Loan Amount”) for a total of fifty million dollars ($50,000,000) (the “Loan”).  For clarity, the Loan is in addition to the payments due to Portola under the 2014 CCA and the Japan License.  The commitment of each of BMS and Pfizer with respect to the Loan is several, not joint, and limited to the amount of the Loan Amount.

2.2 Plan and Budget; Use of the Loan.

(a) Portola shall apply the Loan to the development of Andexanet Alfa in accordance with an operating plan and budget (the “Operating Plan and Budget”) provided by Portola to BMS and Pfizer, which shall include Portola’s estimated quarterly budget for the use of the Loan in the development of Andexanet Alfa through December 31, 2018.  As of the Effective Date, the Parties have agreed on the initial Operating Plan and Budget, attached hereto as Exhibit A.  On a quarterly basis, Portola shall update the Operating Plan and Budget and provide such updates to BMS and Pfizer for review and comment until the receipt of Regulatory Approval of Andexanet Alfa as a reversal agent for Apixaban by both the FDA and EMA (even if such approvals occur after December 31, 2018).  In each update, Portola shall identify and explain any material modifications to the previous Operating Plan and Budget.  Portola shall consider in good faith any comments provided by BMS and Pfizer regarding such modifications; [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

(b) Without limiting the foregoing, the Parties agree that the Loan shall be allocated to the following categories of development activities needed for Regulatory Approval of Andexanet Alfa by the FDA and/or the EMA:

(i) analytical support, including (A) [*] or, (B) [*];

(ii) clinical studies, including [*] studies required to obtain Regulatory Approval of Andexanet Alfa (e.g., [*] if required [*] Regulatory Approval); and

(iii) manufacturing support, including [*] required to obtain Regulatory Approval for Andexanet and reasonable launch supply.

(c) Portola shall keep BMS and Pfizer reasonably informed on the progress and results of the development of Andexanet Alfa, including (i) the use of the Loan, and (ii) timely communication by Portola to BMS and Pfizer of any regulatory feedback or requests for information.  Portola shall provide such further information as may be reasonably requested by BMS and Pfizer related to the development of Andexanet Alfa (including manufacturing and clinical data but excluding commercial information other than supply forecasts).   Portola shall be deemed to have satisfied its obligation with respect to the use of the Loan after it has spent the Loan on the development of Andexanet Alfa after the Effective Date in accordance with this Section 2.2, but Portola shall continue to report to BMS and Pfizer on the development of Andexanet Alfa through the receipt of Regulatory Approval of Andexanet Alfa as a reversal agent for Apixaban by both the FDA and EMA even if it has used up all of the Loan before such date.

2.3 Priority of Regulatory Approval.  The Parties acknowledge that Portola intends to develop Andexanet Alfa as a universal reversal agent for all commercially available Factor Xa inhibitors.  However, Portola agrees that Portola shall seek the initial Regulatory Approval of Andexanet Alfa as a reversal agent [*] and Portola shall not delay the filing for such Regulatory Approval [*].

2.4 Obligation to Lend.   The obligation of BMS and Pfizer to lend to Portola the Loan shall be subject to the satisfaction (or waiver by BMS and Pfizer) of the following conditions (and the date on which the Loan is made (the “Borrowing Date”) shall be a date following the date on which such conditions shall have been satisfied or waived, which shall be the later of (i) thirty (30) days following the Effective Date and (ii) five (5) Business Days following receipt by BMS and Pfizer of the notice required to be delivered pursuant to Section 2.4(c), or such earlier date agreed to in writing by BMS and Pfizer):

(a) As of the Borrowing Date, (i) Portola shall have complied and shall then be in compliance with all the terms, covenants and conditions of this Agreement which are binding upon it and the Promissory Notes, (ii) no Event of Default shall have occurred and be continuing and (iii) the representations and warranties contained in Section 7 shall be true in all material respects with the same effect as though made on and as of the Effective Date;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

(b) BMS and Pfizer shall have received an opinion of counsel for Portola, dated on or prior to the Borrowing Date and addressed to each of BMS and Pfizer, in form and substance reasonably acceptable to BMS and Pfizer; and

(c) Portola shall have provided to BMS and Pfizer written notice (i) of the account into which the Loan is to be deposited, and (ii) that the conditions of Section 2.4(a) shall have been and remain satisfied.

Article 3
GOVERNANCE

3.1 2014 CCA.  The development activities of Andexanet Alfa supported by the Loan shall be conducted under the 2014 CCA.  Except as expressly set forth herein, the terms and conditions of the 2014 CCA shall govern the conduct of such development activities, and the Parties shall collaborate in the development of Andexanet Alfa as required by the 2014 CCA.

3.2 Additional Obligations of Portola.  In addition to its obligations under the 2014 CCA to keep BMS and Pfizer informed on the development of Andexanet Alfa, Portola agrees to perform the following obligations until the Regulatory Approval of Andexanet Alfa by both the FDA and EMA (the “Additional Obligations”):

(a) Portola shall (i) create and maintain an e-room, (ii) notify BMS and Pfizer (including all individuals with access to the e-room, the current list of which is set forth on Schedule 3.2(a) hereto (the “E-Room Individuals”)) upon any deposit of information in the e-room and provide details thereof (name or hyperlink), (iii) provide for the sharing of any documents deposited in the e-room with the E-Room Individuals and any other Persons of BMS and Pfizer deemed necessary by BMS and Pfizer, respectively, to have this information and (iv) deposit into the e-room the following regulatory correspondence to and from the FDA and EMA related to the development of Andexanet Alfa: [*] or [*], in each case, [*], together with [*].  The e-room deposit shall also include [*] and [*].  All such regulatory correspondence pertaining to Andexanet Alfa shall be deposited in the e-room within [*] of receipt by Portola.  Portola shall also deposit in such e-room [*] such regulatory filings and correspondence.  Portola shall provide on-line, direct access (with printing capability) to such e-room to the E-Room Individuals (with any printed copies being available only to the E-Room Individuals); provided, that each of BMS and Pfizer may at any time and from time to time, within its reasonable discretion, update the list of BMS and Pfizer individuals, respectively, designated as E-Room Individuals, subject to the consent of Portola (such consent not to be unreasonably withheld or delayed).  BMS and Pfizer acknowledge and agree that all information (including data and regulatory materials) provided by Portola or obtained by BMS and/or Pfizer under Section 3.2(a) through (e) is Portola’s sensitive Confidential Information and subject to the confidentiality obligations set forth in Article 5.

(b) Portola shall provide BMS and Pfizer with [*] progress reports on the development activities supported by the Loan and the development and regulatory plans for such activities, which report shall be submitted by email or deposited into an e-room set up by Portola for such reports within [*] after the end of each [*].  In addition, Portola shall provide BMS and

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

Pfizer with [*] reconciled financial reports for the spending of the Loan by email or e-room within [*].  If any information is distributed by e-mail rather than deposited into the e-room, Portola shall simultaneously e-mail such information to the E-Room Individuals.

(c) Portola shall hold a [*] teleconference with BMS and Pfizer to review the progress and results of the development of Andexanet Alfa, including any update and changes to the Operating Plan and Budget.  Portola’s participants in such teleconferences shall include Portola’s department heads representing the following functional areas: [*].  Unless otherwise agreed by the Parties, such [*] teleconferences shall be in addition to the meetings of the Joint Collaboration Committee under and as defined in the 2014 CCA.  BMS and Pfizer shall reasonably cooperate with Portola to schedule such teleconferences.

(d) Portola shall allow at least one (1) representative from each of BMS and Pfizer to attend [*] meetings with the FDA and other meetings [*], and similar meetings with the EMA, in each case related to the development of Andexanet Alfa (but excluding portions of such meetings that relates to commercialization of Andexanet Alfa).  [*]  Notwithstanding the foregoing, nothing in this Section 3.2(d) shall limit any obligations of Portola set forth in the Japan License in any respect.  BMS and Pfizer shall reasonably cooperate with Portola to schedule such meetings with the FDA and EMA and make its representative(s) available at the time and place scheduled for such meetings.  For clarity Portola shall lead all such meetings.  If there is a limitation on the number of participants imposed by the regulators for a particular meeting that does not reasonably allow both BMS and Pfizer to have a representative in attendance, then only one (1) representative from BMS or Pfizer can attend such meeting and BMS and Pfizer shall decide between themselves which Party shall send its representative to such meeting.  However, to the extent the subject matter of regulatory meetings [*], the right of BMS and Pfizer representatives to attend regulatory meetings pursuant to this Section 3.2(d) shall be subject to the consent of the regulators.

(e) Portola shall allow at least one (1) representative from each of BMS and Pfizer to attend (i) [*] in connection with any meeting referred to in Section 3.2(d), and (ii) [*] in advance of such formal meeting.  Portola shall also in good faith seek to include BMS and Pfizer representatives otherwise in its strategy planning relating to such matters.  Portola shall allow BMS and Pfizer to review and comment on drafts of all regulatory submissions for Andexanet Alfa to the FDA and EMA at least [*] prior to the scheduled submission, except that in the case of regulator materials that are required to be submitted to the FDA or EMA in less than a [*] period, the draft of such urgent submission shall be provided to BMS and Pfizer as soon as possible and in any event at least [*] before submission, in which case Portola may identify that the document remains in draft form and subject to further revision. Portola shall consider in good faith any comments to a draft submission by BMS or Pfizer.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

(f) Portola’s Additional Obligations shall expire with respect to FDA matters (reports, filings, correspondence and meetings) upon receipt for Regulatory Approval of Andexanet Alfa as a reversal agent for Apixaban in the United States and shall expire with respect to EMA matters (reports, filings, correspondence and meetings) upon receipt for Regulatory Approval of Andexanet Alfa as a reversal agent for Apixaban by the first country within the regulatory jurisdiction of the EMA.

3.3 Non-Performance.

(a) In the event that Portola fails to perform any Additional Obligations set forth above, [*], and Portola shall promptly take appropriate action to ensure compliance with such obligations.

(b) In addition, BMS or Pfizer shall have the right to [*] set forth below in the event that Portola fails to (i) [*], or (ii) [*] (each, a “Failure”).  For the first and each subsequent Failure, [*] after the receipt of a notice of such Failure from BMS and Pfizer, Portola shall [*] or [*].  For clarity, the [*] set forth in this Section 3.3(b) shall no longer apply after [*] or Andexanet Alfa has received Regulatory Approval from both the FDA and EMA.

Article 4
REPAYMENT

4.1 Repayment Amount.

(a) The Loan provided by BMS and Pfizer is subject to repayment as set forth below.  The total amount of repayment (the “Repayment Amount”) shall be one hundred thirty percent (130%) of the Loan, or sixty-five million dollars ($65,000,000) total, with thirty-two million five hundred thousand dollars ($32,500,000) to each of BMS and Pfizer, provided, however, that the Repayment Amount shall be reduced to [*] of the Loan (i.e., $[*] in the aggregate) if Portola has repaid that amount to BMS and Pfizer collectively under this Agreement by [*] and, in the event Andexanet Alfa has not received Regulatory Approval from both the FDA and EMA before January 1, 2019, the Repayment Amount shall be reduced to one hundred twenty percent (120%) of the Loan (i.e., $60,000,000 in the aggregate) if Portola has repaid that amount to BMS and Pfizer collectively under this Agreement by [*], in each case, other than if any such repayment prior to each such date is in whole or in part pursuant to Section 3.3(b).

(b) Concurrent with the execution of this Agreement, Portola shall deliver to each of BMS and Pfizer an unsecured promissory note for the Repayment Amount in the form attached hereto as Exhibit B (each, a “Promissory Note”).  In the event that Portola grants any Third Party partner that is developing or commercializing edoxaban or rivaroxaban a security interest in Portola’s Andexanet Alfa related intellectual property rights (a “Permitted Security Interest”), then Portola shall concurrently grant, and shall be deemed to have concurrently granted, a lien to each of BMS and Pfizer on the same collateral on the same terms as the lien granted to such Third Party, which liens shall be ranked on a pari passu basis among BMS,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

Pfizer and such Third Party, to secure Portola’s obligations pursuant to the Promissory Notes to pay the then outstanding Repayment Amount to each of BMS and Pfizer.  Upon the creation and/or granting of a Permitted Security Interest, Portola will, at its expense and in such manner and form as BMS and Pfizer may reasonably require, execute, deliver, file and record any financing statement, specific assignment or other paper, obtain all necessary consents of third parties and take any other action that may be necessary or desirable, or that BMS or Pfizer may reasonably request, in order to create, preserve, perfect or validate the security interests granted hereby or to enable BMS and Pfizer to exercise and enforce their rights hereunder with respect to any of Portola’s Andexanet Alfa related intellectual property rights.

4.2 Repayment Schedule.  The Repayment Amount shall be paid as follows until the Repayment Amount has been paid in full:

(a) Portola shall pay to each of BMS and Pfizer [*] of the Net Sales of Andexanet Alfa in the U.S. and EU (i.e., a total payment obligation of [*] of such Net Sales).  As used in this Section 4.2, the term “EU” shall include all of the constituent countries of the EU as of the Effective Date, including the United Kingdom.  Such payment shall be made on a quarterly basis within [*] days after the end of each calendar quarter and accompanied by a report that includes the gross sales, the calculation of Net Sales of Andexanet Alfa in the U.S. and EU for such calendar quarter and reasonable supporting information relating thereto.  For sales of Andexanet Alfa in the EU, Net Sales shall be converted to United States dollars in a manner consistent with Portola’s normal practice to prepare its audited financial statements for external reporting purposes.

(b) If Andexanet Alfa has not achieved Regulatory Approval by either the FDA or EMA by January 1, 2019, in addition to amounts payable or paid in accordance with Section 4.2(a), then:

(i) One hundred percent (100%) of all payments due to Portola under the Japan License shall be applied against the Repayment Amount; and

(ii) Portola shall pay to BMS and Pfizer fifty percent (50%) (with twenty five percent (25%) to each of BMS and Pfizer) of all licensee fees and milestone payments received by Portola from Third Parties (excluding licensees who are otherwise Affiliates) after January 1, 2019 under any license agreement, distribution agreement, co-promotion or similar agreement that relates to Andexanet Alfa.  For clarity, Portola’s obligation to share payment with BMS and Pfizer under this Section 4.2(b)(ii) shall not apply to any payments received by Portola under such license, distribution, co-promotion or similar agreements that are [*].

(c) Portola shall keep accurate books and records related to Net Sales of Andexanet Alfa in the U.S. and EU and the calculation of all payments required under this Article 4.  Such records shall be maintained for a period of at least [*] years from the end of each calendar year for which payments were due.  BMS and Pfizer shall have the right to access such books and records, at their own expense and solely by means of a single independent accounting firm, for the sole purpose of verifying the accuracy of the reports and payments made under this

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

Article 4.  Such accounting firm shall conduct its review after reasonable prior notice and during Portola’s ordinary business hours and not more frequently than [*] during each calendar year.  Such accounting firm shall not disclose to BMS or Pfizer or any other Third Party any information except that which would properly be contained in a report of payments due under this Article 4.  In the event that the reports are found to be inaccurate in any material respect, Portola agrees to reimburse BMS and Pfizer for any reasonable costs related to this Section 4.2(c) (including the fees of any accounting firm used) incurred by BMS or Pfizer.

(d) Any unpaid portion of the Repayment Amount shall be due and payable upon the earliest of:

(i) a Portola Change of Control;

(ii) an Event of Default as defined in each Promissory Note, that results in the maturity date of such Promissory Note being accelerated pursuant to Section 3(ii) of such Promissory Note; provided, that if only one Promissory Note remains outstanding without acceleration of the maturity date, the Repayment Amount with respect to such Promissory Note shall be the amount required to be paid pursuant to this Section 4.2 to the Party holding such Promissory Note, and with respect to the application of payments due under the Japan License pursuant to Section 4.2(b)(i), only one-half of the payments due under such agreement shall thereafter be applied to reduce the Repayment Amount; or

(iii) the eighth (8th) anniversary of the Effective Date.

(e) For clarity, once the Repayment Amount has been paid in full by Portola, the payment obligations (including BMS and Pfizer’s right to reduce payment under the Japan License in accordance with Section 4.2(b)(i)) set forth herein shall no longer apply.

(f) Portola shall have the right to prepay the Repayment Amount at any time, in cash, without penalty.

4.3 Payment Method and Characterization.  Any payments due under Sections 3.3(b), 4.2(a), 4.2(b)(ii) or 4.2(d) shall be paid in cash within [*] days following the event giving rise to the payment obligation.  Upon any payment made under this Agreement, the Parties shall cooperate to determine the relative proportions of principal and interest constituting such payment.  If Applicable Laws require that taxes be withheld with respect to such payments, Portola will: (i) deduct those taxes from the remittable payment; (ii) pay the taxes to the proper taxing authority; and (iii) send proof of tax payment to BMS and Pfizer on a timely basis following such tax payment. Each Party agrees to cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect. The Parties shall discuss applicable mechanisms for minimizing such taxes to the extent possible in compliance with Applicable Laws.  Notwithstanding the foregoing, in the event that any Party (the “Changing Party”) engages in a reincorporation, merger or consolidation  (each, a “Tax Event”), and as a result of such Tax Event any other Party (the “Affected Party”) becomes obligated to have taxes withheld from or paid on any

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended payment received under this Agreement or the Promissory Notes in excess of the amount that the Affected Party was required to have withheld or paid prior to such Tax Event (such excess amount, the “Excess Tax”), then the Changing Party shall be required to pay such additional amount to such Affected Party as is necessary to ensure such Affected Party receives the payment amount such Affected Party would have received had no such Excess Tax been imposed.  For the avoidance of doubt, if (i) Portola is the Changing Party, then each or both of BMS and Pfizer may qualify as an Affected Party, and (ii) BMS or Pfizer is the Changing Party, then only Portola may qualify as the Affected Party.

Article 5
CONFIDENTIALITY

5.1 Confidentiality.  This Agreement and any and all information disclosed by a Party to another Party under this Agreement shall be deemed Confidential Information of such Party under and as defined in the 2014 CCA (the “Confidential Information”) and subject to the confidentiality provisions set forth in Article 10 of the 2014 CCA.  References in Article 10 of the 2014 CCA to “this Agreement” shall include this 2016 Supplemental Funding Support Loan Agreement.

Article 6
TERM

6.1 Term.  Unless earlier terminated as permitted by this Agreement, the term of this Agreement shall commence upon the Effective Date and continue in full force and effect until the later of (a) the Regulatory Approval of Andexanet Alfa as a reversal agent for Apixaban by both the FDA and EMA; and (b) the full payment of the Repayment Amount.

6.2 Termination for Breach.  This Agreement may be terminated by BMS and Pfizer, acting together, immediately, by providing written notice of termination to Portola, if Portola materially breaches its obligations under this Agreement and, after receiving written notice identifying such material breach in reasonable detail, fails to cure such material breach within thirty (30) days from the date of such notice.  For clarity, non-performance of Portola’s Additional Obligations under Sections 3.2(d) and 3.2(e) for which a remedy is provided under Section 3.3 shall not constitute a material breach of this Agreement unless Portola’s non-performance is repeated and willful.

6.3 Effective of Termination.  If this Agreement is terminated by BMS and Pfizer under Section 6.2, then any remaining Repayment Amount shall become due and payable immediately.

6.4 Survival.  Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination.  Without limiting the foregoing, Article 5, Section 6.3, 6.4, 7.4, 7.5 and Article 8 shall survive the expiration or termination of this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

Article 7
ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1 Representations and Warranties of Portola. Portola represents and warrants to the other Parties as of the Effective Date and on the Borrowing Date that:

(a) it is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation and has the necessary corporate or other power and authority to enter into this Agreement and the Promissory Notes, to borrow hereunder and to perform and observe its obligations hereunder;

(b) all corporate or other action, and all material consents and authorizations required to authorize the execution and delivery of this Agreement and the Promissory Notes and the performance by Portola of its obligations hereunder has been duly taken or received;

(c) this Agreement and each Promissory Note have been duly executed by it and are legally binding upon it, enforceable in accordance with their terms (subject to the general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors’ rights generally), and do not conflict with any agreement, instrument or understanding, oral or written (including its organizational documents), to which it is a party or by which it or its material property may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it;

(d) it is, and after giving effect to the Loan will be, solvent;

(e) its financial condition supports a reasonable expectation that it will be able to meet its obligations under the terms of this Agreement and the Promissory Notes;

(f) it and its Affiliates, and their respective employees and contractors, in connection with the performance of its obligations under this Agreement and the Promissory Notes, are not in violation of the FCPA, Export Control Laws, or any other Applicable Laws; and

(g) in connection with the performance of its obligations under this Agreement, it is in compliance with its own anti-corruption and anti-bribery policy, a copy of which has been provided to each other Party prior to the Effective Date.

7.2 Representations and Warranties of BMS and Pfizer.  Each of BMS and Pfizer represent and warrant to the other Parties as of the Effective Date that:

(a) it is a corporation in good standing and has the full right, power and authority and the legal right to enter into this Agreement, to perform its obligations hereunder; and

(b) this Agreement has been duly executed by it and is legally binding upon it, enforceable in accordance with its terms (subject to the general principles of equity and to

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors’ rights generally), and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

7.3 Additional Covenants.

(a) No Party shall enter into any agreement, instrument or understanding, oral or written, which would conflict with its obligations under this Agreement; and

(b) Each Party will conduct, and will cause its Affiliates to conduct, its activities under this Agreement in compliance with all Applicable Laws.

7.4 No Other Warranties.  EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 7 AND EACH PROMISSORY NOTE, (A) NO REPRESENTATION, CONDITION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF BMS, Pfizer OR PORTOLA; AND (B) ALL OTHER CONDITIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, TO THE EXTENT WAIVABLE, ARE HEREBY EXPRESSLY EXCLUDED, INCLUDING ANY CONDITIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.  BMS and Pfizer understand that Andexanet Alfa is the subject of ongoing clinical development and that Portola cannot assure the safety, effectiveness or Regulatory Approval of Andexanet Alfa as an antidote for Apixaban.

7.5 Limitations of Liability.  EXCEPT IN THE EVENT OF A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 5, NO PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE TO ANY OTHER PARTY IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR FOR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY.

7.6 Tax Treatment.  The Parties intend and agree that the Loan and the Promissory Notes shall be treated as bona fide indebtedness for U.S. federal income tax purposes, and no Party will take a position in any tax return or other tax filing that is inconsistent with such treatment.

Article 8
GENERAL PROVISIONS

8.1 Force Majeure.  Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement (other than failure to make payment when due) by reason of any event beyond such Party’s reasonable control, including but not limited to acts of God, fire, flood, explosion, earthquake, pandemic flu or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, any lack or failure of

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended transportation facilities, any lack or failure of supply of raw materials, or any other event similar to those enumerated above.  Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur.  Notice of a Party’s failure or delay in performance due to force majeure must be given to the other Parties within ten (10) days after its occurrence.  All delivery dates under this Agreement and the Promissory Notes that have been affected by force majeure shall be tolled for the duration of such force majeure.  In no event shall any Party be required to prevent or settle any labor disturbance or dispute.

8.2 Assignment.  This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by any Party without the prior written consent of the other Parties; provided, however, that, for clarity, each Party may subcontract its rights and obligations as permitted by this Agreement.  Notwithstanding the foregoing, any Party may, without consent of the other Parties, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of such Party.  BMS or Pfizer may assign this Agreement and its rights and obligations in whole to its successor in interest in connection with the sale of all or substantially all of its stock or its assets to which this Agreement relates, or in connection with a merger, acquisition, reorganization, change of control, spin-off, split-off or similar transaction.  If Portola assigns this Agreement to an Affiliate, Portola shall remain liable for its obligations under this Agreement.  Portola shall keep at its principal executive office a register for the assignment and/or transfer of the Loan and any Promissory Note issued thereunder, to the extent such assignment and/ or transfer is permitted under this Section 8.2.  The name and address of each obligor under the Loan (including each holder of a Promissory Note), each transfer thereof and the name and address of each transferee of the Promissory Notes shall be registered in such register.  Prior to due presentment for registration of transfer, the Person in whose name a Promissory Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and Portola shall not be affected by any notice or knowledge to the contrary.  Any attempted assignment not in accordance with this Section 8.2 shall be null and void and of no legal effect.  Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement.  The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns.

8.3 Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties.  The Parties shall in such an instance make reasonable best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

8.4 Notices.  All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Portola:

Portola Pharmaceuticals, Inc.

270 East Grand Avenue, Suite 22

South San Francisco, CA  94080

Attn: Chief Executive Officer

Fax:    (650) 246-7376

with a copy to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA  94304

Attn: Robert L. Jones, Esq.

Fax:   (650) 849-7400

If to BMS:

Bristol-Myers Squibb Company

Route 206 & Province Line Road

Princeton, NJ 08543

Attn: Vice President, Business Development

Fax:    [*]

with a copy to:

Bristol-Myers Squibb Company

Route 206 & Province Line Road

Princeton, NJ 08543

Attn: Vice President and Asst. General Counsel, Business Development

Fax:   [*]

If to Pfizer:

Pfizer Inc.

235 East 42nd Street

New York, New York 10017-5755

Attn: Senior Vice President and Associate General Counsel, Business

Transactions

Fax:    [*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended with a copy to:

Pfizer Inc.

235 East 42nd Street

New York, New York 10017-5755

Attn: General Counsel

Fax:    [*]

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a business day (or if delivered or sent on a non-business day, then on the next business day); (b) on the business day after dispatch if sent by nationally-recognized overnight courier; or (c) on the fifth (5th) business day following the date of mailing, if sent by mail.

8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

8.6 Dispute Resolution.  Any dispute under this Agreement shall be resolved pursuant to Section 14.6 of the 2014 CCA.

8.7 Entire Agreement; Amendments.  This Agreement, together with the Exhibits hereto, contains the entire understanding of the Parties with respect to the subject matter hereof.  Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the subject matter hereof are superseded by the terms of this Agreement.  The Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement.  This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of all Parties.  For clarity, the 2014 CCA and Japan License remain in full force and effect as separate agreements.

8.8 Headings.  The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

8.9 Independent Contractors. It is expressly agreed that Portola, BMS and Pfizer shall be independent contractors and that the relationship between the three Parties shall not constitute a partnership, joint venture or agency.  No Party shall be the agent of the other or have any authority to act for, or on behalf of, any other Party in any matter.  No Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on any other Party, without the prior written consent of such other Party.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

8.10 Waiver.  The waiver by any Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise.

8.11 Cumulative Remedies.  No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

8.12 Waiver of Rule of Construction.  Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement.  Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

8.13 Business Day Requirements. In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a business day then such notice or other action or omission shall be deemed to be required to be taken on the next occurring business day. “[B][b]usiness [D][d]ay” means a day other than Saturday or Sunday on which the banks in San Francisco, California and New York City, New York are open for business.

8.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.15 Waiver; Expenses.  Portola hereby waives diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demands for payment hereunder. Portola promises to pay all costs and expenses, including reasonable attorney’s and legal assistants’ fees, incurred in the collection and enforcement of this Agreement and the Promissory Notes or any appeal of a judgement rendered thereon by the collecting, enforcing or appealing party.

8.16 Performance by Affiliates of Pfizer.  Pfizer shall have the right to permit an entity that is an Affiliate of Pfizer to perform any obligations under this Agreement while such entity is an Affiliate of Pfizer; provided, that the Affiliate shall perform such obligations and any related activities in compliance with the provisions of this Agreement.

{Signature Page Follows}

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended

IN WITNESS WHEREOF, the Parties intending to be bound have caused this 2016 Supplemental Funding Support Loan Agreement to be executed by their duly authorized representatives.

Bristol-Myers Squibb Company	Portola Pharmaceuticals, Inc.

By:	By:

Name:	Name:

Title:	Title:

By:

Name:

Title:

Pfizer Inc.

By:

Name:

Title:

{2016 Supplemental Funding Support Loan Agreement – Signature Page}

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Schedule 3.2(a)
E-Room Individuals

Party	Name	Title
[*]	[*]	[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit A

Initial Operating Plan and Budget

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit B

Form of Promissory Note

PROMISSORY NOTE

$32,500,000.00	, 2016
San Francisco, California

For Value Received, Portola Pharmaceuticals, Inc., a Delaware corporation (“Portola”), hereby promises to pay to [Bristol-Myers Squibb Company, a Delaware corporation][Pfizer Inc., a Delaware corporation]1 (“Holder”), in lawful money of the United States of America and in immediately available funds, the Repayment Amount (as defined in that certain 2016 Supplemental Funding Support Loan Agreement, by and among Portola, [Holder /Bristol-Myers Squibb Company] and [Holder/Pfizer Inc.] (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”; capitalized terms used herein without definition shall have the meanings attributed to such terms in the Agreement) in the manner set forth below. This promissory note (this “Note”) is issued pursuant to Section 4.1(b) of the Agreement.

1. Payment.  Portola shall pay Holder the Repayment Amount pursuant to the repayment schedule set forth in Section 4.2 (and Section 3.3(b)) of the Agreement, subject to (a) acceleration as set forth in Section 6.3 of the Agreement, (b) prepayment as set forth in Section 4.2(f) of the Agreement and (c) using the payment methods set forth in Section 4.3 of the Agreement.  The Repayment Amount is subject to adjustment, if any, as set forth in Section 4.1(a) of the Agreement and subject to the application of amounts due under the Japan License, which will reduce the Repayment Amount as set forth in Section 4.2(b)(i).

2. Covenants.  Until the repayment in full of the Repayment Amount hereunder, Portola hereby agrees as follows:

(a) Portola shall notify the Holder promptly after the discovery by any officer of Portola (or in the case of items covered by clause (iii), promptly after disclosure to the SEC) of the occurrence of (i) any Event of Default, or any event which with the giving of notice of or lapse of time, or both, would constitute an Event of Default, (ii) any material litigation or proceedings that are instituted against Portola or its material subsidiaries or any of their respective material assets, and (iii) any other development in the business or affairs of Portola or its material subsidiaries which (x) would require Portola to disclose such development to the SEC and (y) could have a Material Adverse Effect, and in each of cases (i), (ii) and (iii), describing the nature thereof and the action Portola proposes to take with respect thereto;

(b) Portola shall maintain its existence, and qualify and remain qualified to do business in each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its material business makes such qualification necessary;

[1]	Separate note to be issued to each party.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c) Portola shall not, and shall not permit any of its subsidiaries to, directly or indirectly make any distribution or similar payment to the direct or indirect holders of its equity interests if an Event of Default has occurred and is continuing (or would result therefrom).  Notwithstanding anything to contrary in this Section 2, (x) a subsidiary of Portola may make a distribution or similar payment to Portola and its subsidiaries, and (y) Portola and its subsidiaries may make any other distribution or similar payment consented to by the Holder in writing;

(d) Portola undertakes that the Loan does and shall rank at least pari passu with all other present and future unsecured obligations of Portola with the exception of any indebtedness of Portola mandatorily preferred by law;

(e) Portola and its and its Affiliates’ employees and contractors shall not, in connection with the performance of their respective obligations under the Agreement, this Note and the other Promissory Note, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a Public Official or Entity or other person for purpose of obtaining or retaining business for or with, or directing business to, any person, including, without limitation, another Party (and each Party represents and warrants that as of the Effective Date, such Party, and to its knowledge, its and its Affiliates’ employees and contractors, have not directly or indirectly promised, offered or provided any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a Public Official or Entity or any other person in connection with the performance of such Party’s obligations under this Agreement, and each Party covenants that it and its Affiliates’ employees and contractors shall not, directly or indirectly, engage in any of the foregoing);

(f) Portola and its Affiliates, and their respective employees and contractors, in connection with the performance of its respective obligations under the Agreement, the Note and the other Promissory Note, shall not cause any other Party or its employees or contractors to be in violation of the FCPA, Export Control Laws, or any other Applicable Laws;

(g) in connection with the performance of its obligations under the Agreement, this Note and the other Promissory Note, Portola shall comply and shall cause its and its Affiliates’ employees and contractors to comply with its own anti-corruption and anti-bribery policy; and

(h) Portola shall not create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness outstanding as of the Effective Date and any refinancings thereof;

(ii) Indebtedness incurred in connection with activities (A) existing or planned (including, but not limited to, research and development, clinical studies and seeking regulatory approvals) and disclosed in Portola’s quarterly report filed with the SEC on November 7, 2016 or previously disclosed in Portola’s public filings to such date or (B) of the Business and any business substantially related, ancillary, complementary or incidental thereto;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(iii) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(iv) hedging transactions made solely to reduce exposures of Portola and not for speculative purposes;

(v) Indebtedness to trade creditors incurred in the ordinary course of business in accordance with past practice, including Indebtedness incurred in the ordinary course of business with corporate credit cards;

(vi) Indebtedness not exceeding $[*] (or its equivalent in any other currency) in the aggregate; and

(vii) Indebtedness in the form of insurance premiums owing in the ordinary course of business and financed through the applicable insurance company.

For the purposes of this Section 2:

(A) “Business” means a biopharmaceutical company focused on the development and commercialization of novel therapeutics.

(B) “Indebtedness” means, as to any Person, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (i) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; and (ii) all guarantees of such Person in respect of any of the foregoing.  For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

(C) “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or financial condition of Portola and its subsidiaries taken as a whole; (b) a material adverse effect on the material rights and remedies of BMS or Pfizer under the Agreement or any Promissory Note, or (c) a material adverse effect on the ability of Portola to perform its payment obligations under the Agreement or any Promissory Note.

(D) “Public Official or Entity” means (a) any officer, employee (including physicians, hospital administrators, or other healthcare professionals), agent, representative, department, agency, de facto official, representative, corporate entity, instrumentality or subdivision of any government, military or international organization, including any ministry or department of health or any state-owned or affiliated company or hospital, or (b) any candidate for political office, any political party or any official of a political party.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3. Default.  Each of the following events shall be an “Event of Default” hereunder:

(a) Portola fails to pay timely any Repayment Amount within the time period specified for payment in Section 4.3 of the Agreement;

(b) any representation or warranty made under the Agreement, this Note or the other Promissory Note by Portola shall prove to have been false or misleading as of the time made or furnished in any material respect and, if remediable, shall have not been remedied within [*] days (or, if such misrepresentation arises by reason of an action or inaction of a Person other than Portola, within [*] days after Portola knew or had reason to know about the same);

(c) Portola shall default in the performance of any of its other obligations under this Note or the other Promissory Note not specified in another clause of this Section 3 and such default shall continue unremedied for a period of [*] days after notice thereof to Portola by the Holder;

(d) Any obligation of Portola or any of its material subsidiaries (other than its obligations hereunder) for the payment of borrowed money, individually or in the aggregate, in excess of $[*] (or its equivalent in any other currency) is not paid when due or becomes due or is declared to be due and payable prior to the expressed maturity thereof, or there shall have occurred an event which, with the giving of notice or lapse of time, or both, would cause any such obligation to become, or allow any such obligation to be declared to be, due and payable;

(e) Portola or any of its material subsidiaries becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due or files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law of any jurisdiction now or hereafter in effect for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

(f) an involuntary petition is filed against Portola (unless such petition is dismissed or discharged within [*] days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, interim trustee, administrator, conservator, liquidator, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Portola;

(g) Portola or any of its material subsidiaries makes a general assignment for the benefit of creditors or applies for or consents to the appointment of a trustee, interim trustee, custodian, administrator, conservator, receiver or liquidator in any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to Portola or any of its material subsidiaries, as the case may be, or of or relating to all or substantially all of the property of Portola or any of its material subsidiaries or for the winding up, dissolution or liquidation of Portola or any of its material subsidiaries; or

(h) BMS and Pfizer terminate the Agreement in accordance with Section 6.2 of the Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Upon the occurrence of an Event of Default hereunder, (i) the Holder may avail itself of any legal or equitable rights which the Holder may have at law or in equity or under the Agreement, and (ii) all amounts owing hereunder shall, at the option of Holder, and, in the case of an Event of Default pursuant to (e), (f) or (g) above, automatically, be immediately due, payable and collectible by Holder pursuant to Applicable Law.

4. Transfer of Note.  This Note is a registered promissory note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the Holder hereof or the Holder’s attorney duly authorized in writing, a new promissory note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, Portola may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and Portola will not be affected by any notice to the contrary.

5. Waiver.  Portola waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note.

6. General Provisions. Sections 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, 8.10, 8.11, 8.12, 8.13, 8.14 and 8.15 of the Agreement are incorporated herein mutatis mutandis.

This Note has been duly executed as of the date set forth above.

Portola	Portola Pharmaceuticals, Inc.

By:

Name:

Title:

Accepted:

Holder	[Bristol-Myers Squibb Company / Pfizer Inc.]

By:

Name:

Title:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.